Exhibit 3

AMENDMENT NO. 5 TO
FIRST AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
WILLIAMS PARTNERS L.P.

This AMENDMENT NO. 5 (this “Amendment”) TO THE FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF WILLIAMS PARTNERS L.P., A DELAWARE LIMITED PARTNERSHIP (the “Partnership”), is effective as of June 10, 2015, by WPZ GP LLC, a Delaware limited liability company (the “General Partner”), as general partner of the Partnership. Capitalized terms used but not defined herein are used as defined in the Partnership Agreement (as defined below).

WHEREAS, the General Partner and the Limited Partners of the Partnership entered into that certain First Amended and Restated Agreement of Limited Partnership of the Partnership dated as of August 3, 2010, that certain Amendment No. 1 to the First Amended and Restated Agreement of Limited Partnership of the Partnership dated as of July 24, 2012, that certain Amendment No. 2 to the First Amended and Restated Agreement of Limited Partnership of the Partnership dated as of December 20, 2012, that certain Amendment No. 3 to the First Amended and Restated Agreement of Limited Partnership of the Partnership dated as of January 29, 2015, and that certain Amendment No. 4 to the First Amended and Restated Agreement of Limited Partnership of the Partnership dated as of February 2, 2015 (collectively, the “Partnership Agreement”);

WHEREAS, Section 13.1(d) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change that the General Partner determines does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect; and

WHEREAS, on June 10, 2015, an indirect subsidiary of the Partnership, Utica Gas Services, L.L.C., an Oklahoma limited liability company, purchased an additional approximate 13% percent interest in Utica East Ohio Midstream LLC, a Delaware limited liability company, pursuant to a Membership Interest Purchase Agreement with CGAS Properties, L.P., a Delaware limited liability company.

WHEREAS, the General Partner deems it to be in the best interest of the Partnership to effect this Amendment in order to make such amendments as are provided herein.

NOW, THEREFORE, the General Partner hereby amends the Partnership Agreement as follows:

A. Amendment. The Partnership Agreement is hereby amended as follows:

1. Section 1.1 is hereby amended to add the following definitions:

“Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership dated as of August 3, 2010, as subsequently amended by Amendment No. 1 to the First Amended and Restated Agreement of Limited Partnership of the Partnership dated as of July 24, 2012, Amendment No. 2 to the First Amended and Restated Agreement of Limited Partnership of the Partnership dated as of December 20, 2012, Amendment No. 3 to the First Amended and Restated Agreement of Limited Partnership of the Partnership dated as of January 29, 2015, Amendment No. 4 to the First Amended and Restated Agreement of Limited Partnership of the Partnership dated as of February 2, 2015, and Amendment No. 5 to the First Amended and Restated Agreement of Limited Partnership of the Partnership dated as of June 10, 2015.

“UEOM Waiver Period” means the period commencing April 1, 2015 and ending September 30, 2017.

2. Article VI is hereby amended to add a new Section 6.4(c) as follows:

(c) Reduction in Certain Distributions with respect to the UEOM Waiver Period. Notwithstanding any other provision of this Agreement, the amount of Available Cash otherwise distributable to the holder of the Incentive Distribution Rights pursuant to Section 6.4 with respect to each Quarter within the UEOM Waiver Period shall be reduced by the amount of $2,403,000 per Quarter.

B. Agreement in Effect. Except as hereby amended, the Partnership Agreement shall remain in full force and effect.

C. Applicable Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of law.

D. Severability. Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.

[Signatures on following page.]

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

GENERAL PARTNER

WPZ GP LLC

By: /s/ Donald R. Chappel
Name: Donald R. Chappel
Title: Chief Financial Officer

[Signature Page to Amendment No. 5 to First Amended and Restated Agreement of Limited
Partnership of
Williams Partners L.P.]